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                                                                     EXHIBIT 3.3

                   SIXTH RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 BLUE NILE, INC.

      Mark Vadon and Mark Tanoury hereby certify that:

      ONE: The original name of this corporation was RockShop.com, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was March 18, 1999. The Company changed its name to Internet Diamonds, Inc. on June 1, 1999 and subsequently changed its name to Blue Nile, Inc. on November 4, 1999.

      TWO: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Blue Nile, Inc., a Delaware corporation.

      THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

      The name of the corporation is BLUE NILE, INC. (the "CORPORATION" or the "COMPANY").

                                       II.

      The address of the registered office of the Corporation in the State of Delaware is:

                  Corporation Service Company
                  1013 Centre Road
                  Wilmington, Delaware
                  New Castle County

      The name of the Corporation's registered agent at said address is Corporation Service Company.

                                      III.

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

      A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which the Corporation is authorized to issue is Seventy-Three Million Eight Hundred Fifty-Five Thousand Nine Hundred Ninety-One (73,855,991) shares, Forty-Eight Million (48,000,000) shares of which shall be common stock (the "COMMON STOCK") and Twenty-Five Million Eight Hundred Fifty-Five Thousand Nine Hundred Ninety-One (25,855,991) shares of which shall be preferred stock (the "PREFERRED STOCK"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

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      B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding, including shares of Common Stock issuable upon conversion or exercise of equity securities then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if-converted basis).

      C. Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (6,666,666) of the authorized shares of Preferred Stock are hereby designated "SERIES A PREFERRED STOCK," Three Million Three Hundred Fifty-Two Thousand Nine Hundred Forty-One (3,352,941) of the authorized shares of Preferred Stock are hereby designated "SERIES B PREFERRED STOCK," Three Million Nine Hundred Six Thousand Four Hundred Thirty-Seven (3,906,437) of the authorized shares of Preferred Stock are hereby designated "SERIES C PREFERRED STOCK," One Million Nine Hundred Twenty-Nine Thousand Nine Hundred Forty-Seven (1,929,947) shares of Preferred Stock are hereby designated "SERIES D PREFERRED STOCK," and Ten Million (10,000,000) shares of Preferred Stock are hereby designated "SERIES E PREFERRED STOCK" (collectively, the "SERIES PREFERRED").

      D. Effective upon the filing of this Sixth Restated Certificate of Incorporation (the "Restated Certificate") with the Secretary of State of the State of Delaware:

            1. Each two and one-half (2.5) shares of the Company's Common Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value of one tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.

            2. Each two and one-half (2.5) shares of the Company's Series A Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series A Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Series A Preferred Stock.

            3. Each two and one-half (2.5) shares of the Company's Series B Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Series B Preferred Stock.

            4. Each two and one-half (2.5) shares of the Company's Series C Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series C Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Series C Preferred Stock.

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            5.    Each two and one-half (2.5) shares of the Company's Series D
Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series D Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Series D Preferred Stock.

            6. Each two and one-half (2.5) shares of the Company's Series E Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series E Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Series E Preferred Stock.

      E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

            1.    DIVIDEND RIGHTS.

                  (a) Holders of Series Preferred, in preference to the holders of any other stock of the Company ("JUNIOR STOCK"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  (b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all declared dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or set apart. In the event dividends are paid on any share of Common Stock, an additional dividend simultaneously shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

            2.    VOTING RIGHTS.

                  (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series

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Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) SEPARATE VOTE OF SERIES E PREFERRED. For so long as any shares of Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E Preferred shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company that materially alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series E Preferred so as to affect them adversely and in a manner materially differently than other series of Series Preferred.

                  (c) SEPARATE VOTE OF SERIES PREFERRED. For so long as at least 4,800,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

                        (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred so as to affect them adversely;

                        (ii) Any increase or decrease in the authorized number of shares of Series Preferred;

                        (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                        (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                        (v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(d));

                        (vi) Any recapitalization or reclassification of the outstanding shares of Common Stock or Series Preferred;

                        (vii) The formation or acquisition of any majority-owned subsidiary; or

                        (viii) Any change to the voting threshold with respect to the Series Preferred set forth in the first sentence of this subsection (c).

                  (d) ELECTION OF BOARD OF DIRECTORS. For so long as at least 4,800,000 shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred) and the authorized size of the Company's Board of

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Directors is five (5) or more, (i) the holders of Series Preferred, voting as a separate class, shall be entitled to elect three (3) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iii) the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

            3.    LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, or any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (collectively, the "Subordinated Series Preferred"), the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series E Preferred Stock equal to four times its Original Issue Price plus all declared and unpaid dividends on the Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series E Preferred Stock held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series E Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series E Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The Original Issue Price for the Series E Preferred Stock shall be $1.90875 per share (the "SERIES E ORIGINAL ISSUE PRICE").

                  (b) After the payment of the full liquidation preference of the Series E Preferred Stock as set forth in Section 3(a) above, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Subordinated Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share per such applicable series of Subordinated Series Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on such series of Subordinated Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of such applicable series of Subordinated Series Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Subordinated Series Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Subordinated Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The original issue price of the Series A Preferred Stock shall be two dollars and twenty-five cents ($2.25) per share (the "SERIES A ORIGINAL ISSUE PRICE"), the original issue price for the Series B Preferred Stock shall be three dollars and forty cents ($3.40) per share (the "SERIES B ORIGINAL ISSUE PRICE"), the original issue price for the Series C Preferred Stock shall be sixteen dollars and seventy cents ($16.70) per share (the "SERIES C ORIGINAL ISSUE PRICE") and the original issue price for the Series D Preferred Stock shall be eighteen dollars and twenty cents ($18.20) per share (the "SERIES D ORIGINAL ISSUE PRICE").

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                  (c)   After the payment of the full liquidation preference of
the Series Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

                  (d) The following events shall be considered a liquidation under this Section 3:

                        (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions, not including any sale by the Company of Series E Preferred Stock, to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "ACQUISITION"); or

                        (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company in which the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the voting power of the transferee or lessor of such assets (an "ASSET TRANSFER").

                        (iii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                              (A)   Securities not subject to investment letter
or other similar restrictions on free marketability covered by (B) below:

                                    (1)   If traded on a securities exchange or
through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing;

                                    (2)   If actively traded over-the-counter,
other than through The Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                    (3)   If there is no active public market,
the value shall be the fair market value thereof, as determined by the Board of Directors.

                              (B)   The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the fair market value thereof, as determined by the Board of Directors.

            4.    CONVERSION RIGHTS.

                  The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock,

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Series D Preferred Stock and Series E Preferred Stock into shares of Common
Stock (the "CONVERSION RIGHTS"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Conversion Rate then in effect (as hereinafter defined in Section 4(b)) by the number of shares of Series A Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series B Conversion Rate then in effect (as hereinafter defined in Section 4(b)) by the number of shares of Series B Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect (as hereinafter defined in Section 4(b)) by the number of shares of Series C Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series D Conversion Rate then in effect (as hereinafter defined in Section 4(b)) by the number of shares of Series D Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series E Conversion Rate then in effect (as hereinafter defined in Section 4(b)) by the number of shares of Series E Preferred Stock being converted.

                  (b) SERIES PREFERRED CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "SERIES A CONVERSION RATE") shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Conversion Price (as hereinafter defined in Section 4(c)), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B CONVERSION RATE") shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Conversion Price (as hereinafter defined in Section 4(c)), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "SERIES C CONVERSION RATE") shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Conversion Price (as hereinafter defined in Section 4(c)), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the "SERIES D CONVERSION RATE") shall be the quotient obtained by dividing the Series D Original Issue Price by the Series D Conversion Price (as hereinafter defined in Section 4(c)), calculated as provided in this Section
4. The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "SERIES E CONVERSION RATE") shall be the quotient obtained by dividing the Series E Original Issue Price by the Series E Conversion Price (as hereinafter defined in Section 4(c)), calculated as provided in this Section 4.

                  (c) SERIES PREFERRED CONVERSION PRICES. The respective conversion prices for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock shall, as of the Original Issue Date (as hereinafter defined), be $2.16575 (the "SERIES A CONVERSION PRICE"), $3.03175 (the "SERIES B CONVERSION PRICE"), $13.04775 (the "SERIES C CONVERSION PRICE"), $14.17725 (the "SERIES D CONVERSION PRICE") and the Series E Original Issue Price (the "SERIES E CONVERSION PRICE"), respectively. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and the Series E Conversion Price (collectively, the "SERIES PREFERRED CONVERSION PRICES") herein shall mean such prices as so adjusted.

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                  (d)   MECHANICS OF CONVERSION. Each holder of Series Preferred
who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series E Preferred Stock is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend

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or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (i)   SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICES.

                        (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined in Section 4(i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in Section 4(i)(iv) below) less than the then effective Series E Conversion Price, then and in each such case the then existing Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4(i)(ii) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Series E Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of this Section 4(i), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                        (ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company,
(B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 4(i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series E Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

                        (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock that have been issued pursuant to Board approval as required by the Company's 1999 Equity Incentive Plan and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock and/or options, warrants or other rights (as adjusted for any stock dividends, combinations, splits recapitalizations and the like) issued or deemed to be issued after the Original Issue Date to suppliers of the Company pursuant to arrangements approved by the Board; (D) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (E) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued or deemed to be issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board; (F) shares of Common Stock issued or deemed to be issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board; and (G) shares of Common Stock issued or deemed to be issued pursuant to that certain Amendment of Noncompetition Agreement and Separation Agreement, dated, June 22, 2001, between Douglas B. Williams and the Company after the Original Issue Date. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this
Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

                  (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock issued in the transaction and the number of shares of Common Stock deemed to be outstanding immediately prior to such issuance, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                  (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the date specified in the following clauses (A), (B) and (C) (or such shorter period approved by a majority of the outstanding Series Preferred), a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (l)   AUTOMATIC CONVERSION.

                        (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $5.625 (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                        (ii) Upon the occurrence of either of the events specified in Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                  (m) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (o)   NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (p) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  (q) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

            5.    NO REISSUANCE OF SERIES PREFERRED.

                  No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                       V.

      A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

      B. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       VI.

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

      A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

      B. Subject to the indemnification provisions in the Corporation's Bylaws the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

      C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                    * * * *

      FOUR: This Sixth Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

      FIVE: This Sixth Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, BLUE NILE, INC. has caused this Sixth Restated Certificate of Incorporation to be signed by the President and the Secretary in Seattle, Washington this 30th day of April, 2004.

                                        BLUE NILE, INC.

                                        By:      /s/ Mark Vadon
                                           ------------------------------------
                                                 Mark Vadon, President

ATTEST:

By:    /s/ Mark Tanoury
   ----------------------------------
       Mark Tanoury, Secretary

                                 SIGNATURE PAGE